Exhibit 99.1

OpenText Announces CEO to Undergo Treatment for Leukemia

CEO Operating Committee Established

Waterloo, ON, February 23, 2015 – OpenText (NASDAQ: OTEX, TSX: OTC), today announced that Mark J. Barrenechea, President and CEO, has been diagnosed with Leukemia, the treatment of which will require him to reduce his involvement in the day-to-day operations of the Company for approximately the next 100 days.

During this time, a CEO Operating Committee has been established to assist in the management of the Company’s day-to-day operations. In addition to Mr. Barrenechea, the CEO Operating Committee will consist of John M. Doolittle, Chief Financial Officer, and Gordon A. Davies, Chief Legal Officer and Corporate Secretary.

Mr. Barrenechea remains Chief Executive Officer and a Director during this time, and will continue to be involved in the Company’s strategic matters. The roles and responsibilities of the Company’s Executive Leadership Team during this period remain unchanged.

“I will continue to be involved in all strategic matters, and remain absolutely committed to OpenText and my role as CEO,” said Mark J. Barrenechea. “While my operational activities will be reduced for approximately the next 100 days, I am confident that the CEO Operating Committee and the Executive Leadership Team will continue to execute on our plan and run the Company effectively during this period.”

Tom Jenkins, Chair of the Board of Directors of OpenText said, “On behalf of the Board, I would like to convey to Mark our best wishes and full support as he undergoes his treatment.  We look forward to his full recovery.”

About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

FOR INVESTOR INQUIRIES:
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Francisco: 415-963-0825
gsecord@opentext.com

FOR MEDIA INQUIRIES:
Kasey Holman
Vice President, Corporate Communications
OpenText Corporation
San Francisco: 650-302-4191
kholman@opentext.com

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